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                                  EXHIBIT 23.2

                     CONSENT OF CRISP HUGHES & CO., L.L.P.
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                   [LETTERHEAD OF CRISP HUGHES & CO., L.L.P.]



                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
South Carolina Community Bancshares, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of South Carolina Community Bancshares, Inc. of our report dated August 9, 1996, relating to the consolidated balance sheets of South Carolina Community Bancshares, Inc., and subsidiary as of June 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended, which report appears in the June 30, 1996, Annual Report on Form 10-KSB of South Carolina Community Bancshares, Inc.

  /s/ Crisp Hughes & Co., L.L.P.
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  CRISP HUGHES & CO., L.L.P.

Asheville, North Carolina
July 17, 1997